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EXHIBIT 99.1

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Melissa Matson Director, Corporate Communications Paradigm Genetics, Inc. 919-425-3000	Mark Vincent Vice President Noonan Russo Presence Euro RSCG 212-845-4200

PARADIGM GENETICS SECURES $7.5 MILLION DEBT FINANCING WITH

SILICON VALLEY BANK

-—Agreement strengthens Paradigm’s balance sheet and further reduces cash burn—-

-—Company also updates guidance—-

RESEARCH TRIANGLE PARK, NC, July 10, 2003 — Paradigm Genetics, Inc. (Nasdaq: PDGM) today announced that it has signed a $7.5 million debt financing agreement with Silicon Valley Bank of Santa Clara, California. The financing includes a $5 million, four-year secured term loan at significantly lower rates than the company’s current loan and a $2.5 million revolving line of credit. The company will use approximately $3.0 million of the proceeds from the term loan to pay off its current equipment financing loan with Transamerica Technology Finance, which was to mature in June 2004. The balance of the funds will be available for general corporate purposes. Separately, the company updated financial guidance.

“This financing with Silicon Valley Bank represents another important step in strengthening our balance sheet and moving towards financial self-sustainment,” said Philip R. Alfano, Vice President, Finance, and Chief Financial Officer for Paradigm Genetics. “With this refinancing, we’ve extended our loan payments until 2007 and at significantly lower rates, thereby lowering our quarterly debt payments and, thus, our burn rate. We will continue to pursue other opportunities to further strengthen our balance sheet, such as obtaining additional equipment financing.”

Heinrich Gugger, Ph.D., Paradigm’s President and CEO, said, “The fact that we were able to secure this bank financing speaks to the market’s increasing confidence in our future success and represents a key milestone in the transformation of Paradigm. We are now better able to take a longer-term view towards creating new business and building shareholder value. While we still need to bring in new revenues to meet our goals, this financing creates greater financial flexibility in our discussions with prospective partners, and it provides additional insulation against unanticipated delays in current and new projects.”

The financing agreement requires that the company meet certain financial tests and is subject to other normal and customary conditions and covenants.

The company also updated guidance as follows:

•	The company expects to meet its earlier Q2 2003 guidance of between $.10 to $.12 loss per share and also reconfirmed its projection of between $.06 to $.07 loss per share in Q3 2003. While the company is still targeting profitability in Q4 2003, it is revising its Q4 2003 guidance to between a loss of $.04 per share and a profit of $.01 per share, due to uncertainty in the timing of revenues related to current and projected deals.

•	The company now projects having $13 to 15 million in available cash and cash equivalents at the end of 2003, including amounts available from its line of credit. This compares to its most recent guidance of a year-end cash balance between $7 and 9 million.

About Silicon Valley Bank

Silicon Valley Bank serves emerging growth and mature companies in the technology, life science and premium wine markets, as well as other targeted industries. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the Bank serves more than 9,500 clients across the country through 27 regional offices. More information on the Bank can be found at www.svb.com.

About Paradigm Genetics

Paradigm is a biotechnology company aiming to increase R&D productivity by focusing its integrated suite of technologies on the product development cycle, from target discovery to subsequent enhancement of the safety and efficacy profiles of development candidates in agriculture and human health. Paradigm chooses a systems biology approach to understand gene function in the context of biological pathways, to develop assays and biomarkers for molecular diagnostic solutions tailored to the needs of our partners. Paradigm’s proprietary Gene to Cell to System™ approach has three major components: gene expression profiling, biochemical profiling (also known as metabolomics) and data integration and coherence. For more information, visit www.paradigmgenetics.com.

This press release contains forward-looking statements, including statements regarding the effect of executing Paradigm’s strategic plan on increasing shareholder value going forward. Such forward-looking statements are based on management’s current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to, Paradigm’s early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Paradigm’s Form 10Q for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.